EXPENSE LIMITATION AGREEMENT
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

ABSOLUTE RETURN MULTI-MANAGER PORTFOLIO, GUARDIAN PORTFOLIO, INTERNATIONAL EQUITY PORTFOLIO, LARGE CAP VALUE PORTFOLIO, MID-CAP GROWTH PORTFOLIO, MID CAP INTRINSIC VALUE PORTFOLIO, REAL ESTATE PORTFOLIO, SHORT DURATION BOND PORTFOLIO, AND SOCIALLY RESPONSIVE PORTFOLIO

605 Third Avenue
New York, New York  10158-0180

May 1, 2016

Neuberger Berman Investment Advisers LLC
605 Third Avenue, 2nd Floor
New York, New York 10158-0180

Dear Ladies and Gentlemen:

 Absolute Return Multi-Manager Portfolio, Guardian Portfolio, International Equity Portfolio, Large Cap Value Portfolio, Mid-Cap Growth Portfolio, Mid Cap Intrinsic Value Portfolio, Real Estate Portfolio, Short Duration Bond Portfolio, and Socially Responsive Portfolio (each, a “Fund”) are series of Neuberger Berman Advisers Management Trust, a Delaware statutory trust (“Trust”).

 You hereby agree, until the date noted on Schedule A (“Limitation Period”), to waive fees and/or reimburse annual operating expenses as noted on Schedule A (“Operating Expenses”) of each Fund’s respective classes noted on Schedule A (each, a “Class”) so that the Operating Expenses of each Fund’s respective Class are limited to the rate per annum, as noted on Schedule A, of that Class’ average daily net assets (“Expense Limitation”).

Each Fund agrees to repay you out of assets attributable to its respective Class noted on Schedule A for any fees waived by you under the Expense Limitation or any Operating Expenses you reimburse in excess of the Expense Limitation, provided the repayments do not cause that Class’ Operating Expenses to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays you, whichever is lower. Any such repayments must be made within three years after the year in which you incurred the expense.
 You understand that you shall look only to the assets attributable to the respective Class of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust or class of the applicable Fund, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

 This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.  Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940.  This Agreement supersedes any prior agreement with respect to the subject matter hereof.

 If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

 Very truly yours,

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
on behalf of
ABSOLUTE RETURN MULTI-MANAGER PORTFOLIO
GUARDIAN PORTFOLIO
INTERNATIONAL EQUITY PORTFOLIO
LARGE CAP VALUE PORTFOLIO
MID-CAP GROWTH PORTFOLIO
MID CAP INTRINSIC VALUE PORTFOLIO
REAL ESTATE PORTFOLIO
SHORT DURATION BOND PORTFOLIO
SOCIALLY RESPONSIVE PORTFOLIO

By:	/s/ Robert Conti

Name:	Robert Conti

Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted as of May 1, 2016

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Robert Conti

Name:	Robert Conti

Title:	President - Mutual Funds and Managing Director

SCHEDULE A

Fund	Class	Limitation Period	Expense Limitation
Absolute Return Multi-Manager Portfolio	S*	12/31/2019	2.40%
Guardian Portfolio	I**	12/31/2019	1.00%
	S^	12/31/2019	1.25%
International Equity Portfolio	S^	12/31/2019	1.50%
Large Cap Value Portfolio	I**	12/31/2019	1.00%
Mid Cap Growth Portfolio	I**	12/31/2019	1.00%
	S^	12/31/2019	1.25%
Mid Cap Intrinsic Value Portfolio	I^	12/31/2019	1.50%
	S^	12/31/2020	1.25%
Real Estate Portfolio	I^	12/31/2019	1.75%
Short Duration Bond Portfolio	I**	12/31/2019	1.00%
Socially Responsive Portfolio	I^	12/31/2019	1.30%
	S^	12/31/2019	1.17%
* Excluding interest, taxes, brokerage commissions, dividend and interest expenses relating to short sales, acquired fund fees and expenses, and extraordinary expenses, if any.
** Excluding the compensation of Neuberger Berman Investment Advisers LLC, interest, taxes, transaction costs, brokerage commissions, dividend and interest expenses relating to short sales, acquired fund fees and expenses, and extraordinary expenses, if any.
^ Excluding interest, taxes, transaction costs, brokerage commissions, dividend and interest expenses relating to short sales, acquired fund fees and expenses, and extraordinary expenses, if any.